Exhibit 3

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

May 20, 2013

VIA FEDERAL EXPRESS AND FACSIMILE

John W. Stanton

Chairman, Board of Directors

Clearwire Corporation

1475 120th Avenue NE

Bellevue, WA 98005

Dear Mr. Stanton:

Crest Financial Limited (“Crest”) last week wrote the stockholders of Clearwire Corporation (“Clearwire” or the “Company”) to emphasize that their focus should be on what happens with the battle between SoftBank Corporation (“Softbank”) and DISH Network Corporation (“DISH”) for control of Sprint Nextel Corporation (“Sprint”). Before control of Sprint is resolved, Clearwire should not be locked up. This is because allowing Sprint to acquire Clearwire now would only transfer Clearwire’s value to Sprint. But waiting for the SoftBank-DISH-Sprint process to conclude would permit SoftBank and DISH to compete directly for Clearwire—and allow you, as required by your fiduciary duties, to deliver Clearwire’s value to all stockholders and not just Sprint.

Given this clear dynamic, if the vote is against the Sprint-Clearwire merger, you should not accept any revised offer from Sprint until after Sprint’s ownership is resolved. And you should not postpone or adjourn Tuesday’s stockholder meeting or consider any revised offers from Sprint unless and until you negotiate minority protections that are missing from the current Merger Agreement. Those terms protecting minority stockholders should be at least as favorable as the terms the Sprint Board has secured for Sprint’s stockholders and is now pointing to in order to win over the SoftBank bid. (See Sprint-SoftBank Merger Investor Presentation (May 2013).)

For example, you should obtain the following for the Clearwire stockholders (which are the same as the terms Sprint has proposed for its own shareholders):

(a)	a “premium package of consideration,” including an offer price that reflects a premium to precedent transactions;

(b)	a new Clearwire governance structure that protects minority stockholders, including a Clearwire Board and Board committees with independent members and a requirement for approval of disinterested directors for actions such as a “business combination with [a third party],” or “differential consideration to [a third party] in a business combination;” and

(c)	terms to ensure a fair deal process, including access to non-coercive financing pending the consummation of any merger, the ability to pursue superior offers and to accept such offers and pre-closing financing commitments.

Any attempt by Sprint to postpone or adjourn the vote or revise the deal will afford you the opportunity to stop and start over, and use this time to pursue a competitive process that can protect minority stockholders and unlock the true value of Clearwire. There is no reason to let Sprint lock up Clearwire before Sprint’s ownership is settled. You should reject all offers from Sprint until the contest for Sprint is done and insist on adequate protection for Clearwire’s minority stockholders when you negotiate any revised agreement with Sprint, or any agreement with another party.

Only by acting in this way can you ensure a competitive process for Clearwire and fulfill your fiduciary duties to minority stockholders.

Sincerely yours,

/s/ David K. Schumacher

David K. Schumacher

General Counsel

Crest Financial Limited

*************************************************************************************

About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement has been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.